March 4, 2016

Elevation ETF Trust
1290 Broadway, Suite 1100
Denver, CO 80203

Re: Subscription and Purchase of Shares of Beneficial Interest of the Elevation ETF Trust

Ladies and Gentlemen:

ALPS Fund Services, Inc. (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (the “Shares”) of the following series of Elevation ETF Trust (the “Trust”) in the aggregate amount of $100,000 as the initial capital of the Trust as follows:

Fund	Number of Shares	Price Per Share	Aggregate Price
Dhandho Junoon ETF	2,000	$25.00	$50,000
Summit Water ETF	2,000	$25.00	$50,000

We will purchase the Shares in a private offering prior to the effective date of the registration statement filed by the Trust on Form N-1A under the Securities Act of 1933, as amended and the Investment Company Act of 1940, as amended. We will purchase the Shares for investment purposes and not with the present intention of redeeming, reselling or otherwise distributing. We will purchase the Shares pursuant to Section 14 of the Investment Company Act of 1940 in order to provide the seed capital for the Trust prior to the commencement of the public offering of its Shares.

Executed as of the date first set forth above.

ALPS Fund Services, Inc.

/s/ Jeremy O. May
By: Jeremy O. May
Title: President

Elevation ETF Trust

/s/ Jeremy O. May
By: Jeremy O. May
Title: President